EXHIBIT 99.1

FINAL TRANSCRIPT

Operator

Good afternoon, and thank you for calling the Orbitz Worldwide earnings conference call for the third quarter of 2007. This call is being simulcast online via the Orbitz Worldwide investor’s site via www.orbitz.com. At this time all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS) Today’s conference is being recorded. If you have any objections, you may disconnect at this time. At this time I would like to hand the call over to Brian Hoyt, Senior Director of Corporate Communications for Orbitz Worldwide. Thank you.

Brian Hoyt - Orbitz Worldwide, Inc. - Senior Director of Corporate Communications

Thank you. Hello, everyone, and thank you for joining us this afternoon for Orbitz Worldwide’s third quarter 2007 earnings call. My name is Brian Hoyt, Senior Director of Corporate Communications for Orbitz Worldwide. On the line this afternoon we have Steve Barnhart, President and CEO of Orbitz Worldwide, Marsha Williams, the Company’s Chief Financial Officer and Frank Petito, Group Vice President and Head of Corporate Development.

Before we get started, I would like to remind you of a few items— first, the rebroadcast, reproduction and retransmission of this conference call or the webcast, without express written consent of Orbitz Worldwide is strictly prohibited; second, if you did not receive a copy of our press release, it’s available on our investor relations website at orbitz.com, the IR site address is www.orbitz-ir.com. Again, that’s www.orbitz-ir.com. Additionally, this call and the webcast will be archived for a period of 30 days. Information on where you can access the recorded call is also available on the Orbitz Worldwide investor’s site. Third, some of the statements made during this call constitute forward-looking statements that involve known and unknown risks, uncertainties and other factors, including the risk factors described in our prospectus filed with the Securities and Exchange Commission on July 20, 2007, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements. Finally, during the call, we will be referencing certain non-GAAP financial measures as defined by the SEC rules. Where required, we have provided a reconciliation of those measures to the GAAP financial measures we consider to be most comparable in our press release which is available now on our website.

At this time, I would like to turn the call over to Steve Barnhart, President and CEO of Orbitz Worldwide.

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Good afternoon, everyone and thank you for joining us today. As I said in our press release, we are pleased with the results we are reporting today. We met or exceeded our expectations for the quarter in virtually all metrics. In addition to launching our IPO, we successfully launched a new significantly improved technology platform in our U.K. business. It was a quarter of significant activity and progress for our company. Marsha will detail the financials a little later in the call but I wanted to start with some comments on our overall performance.

We are pleased to report that our adjusted EBITDA for the third quarter of 2007 was $43 million, an increase of 23% over adjusted EBITDA in the third quarter of last year. Backing out our offline U.K. travel business, which we sold during the third quarter of 2007, adjusted EBITDA would have grown 34%. Adjusted earnings per share for the quarter were $0.23 and $0.55 year-to-date. These profit improvements were driven by an increase in net revenues of 20%. After adjusting for both purchase accounting and the U.K. travel agency sale, total revenue increased 12% in the third quarter of 2007 as compared to the third quarter of 2006. On this same basis, non-air and other revenue increased by 10% over prior year levels and we grew our international revenue by 36%. Both ebookers in Europe and HotelClub, which operates worldwide, posted strong double digit growth rates. We are seeing continued strong momentum in the third quarter at each of our international businesses. International and non-air are areas of key focus for us and we believe we have made solid progress in growing these businesses.

Overall, gross bookings were up 11% for the quarter and up 14% for the first nine months of 2007 as compared to the same periods in 2006. Air bookings, the largest part of our total gross bookings increased, 12% for the quarter and were up 14% for the first nine months of 2007 as compared with 2006. Domestic bookings increased 8% for the quarter and international bookings increased 31% for the quarter over the third quarter of 2006.

Because it is one of our most important growth areas, I will spend some time talking about our international businesses. Going live on our new technology platform in the U.K. was a significant achievement this quarter. We migrated 100% of ebookers U.K. traffic to the new platform in July. This platform has already delivered many of the benefits we have anticipated and it has been well received by our customers and suppliers alike. Our hotel inventory on the U.K. site has tripled to 80,000 hotels globally. We have made significant improvements in the hotel booking path. We have added more photos, better maps and user hotel reviews from ebookers’ customers. As a result, our monthly hotel transactions in September, 2007 increased nearly 65% from September, 2006 and this growth has accelerated.

In October, we posted a number of record days for online hotel transactions. We also improved our dynamic packaging path. As a result of these changes, our online search conversion for dynamic packages has doubled. As you may recall, both hotels and dynamic packages are more profitable segments for us. So we feel very positive about our growth in both these areas.

In terms of operational efficiency, the new platform has brought us significant improvement. Automation levels are up sharply over levels under the old infrastructure. Our customer contact ratio, which is the ratio of service calls received per booking, has declined every month since we moved to the new platform in July. In September, our customer contact ratio was 30% below January levels. In other words, the new site has reduced the number of calls per booking we received in September versus the level we experienced in January. This is a significant increase in efficiency which is driving costs out of our operations and has also improved the customer experience. Fewer customers need to call us because the site itself is delivering more of the service and information they need. This is an example of the type of efficiencies we were seeking and have gained with this new platform.

In conjunction with the launch of the new platform, we also redesigned and refreshed the ebookers’ site. We believe the new look and feel also contributed to improvements in the business in the third quarter. Looking ahead, we have additional functionality planned for the U.K. site which we will be launching in the upcoming months. We expect this functionality will further enhance the performance and profitability of the U.K. business. We also are on track to continue the rollout of the platform. Ireland has been scheduled to go live before the end of the year and we began taking some traffic and bookings on the site today. We will ramp up traffic levels to the new site over the balance of the year. Kudos to the Ireland team for delivering the second stage of the rollout. This exemplifies the power of a unified platform as enhancements added in Ireland will also be available for the U.K. site. We expect to roll out France in the spring and the remaining European countries will convert during the balance of 2008.

Clearly the new technology platform has absorbed significant resources over the past eighteen months. I can say we’re confident about the results we have achieved to date and are eagerly awaiting the rollout of the platform in the remaining European countries. This new platform provides us with a single scalable technology infrastructure that has multi-language and multi-currency functionality. We believe that once fully in place these capabilities will enable us to more easily expand our European business and will help to facilitate the integration of future acquisitions.

Overall, ebookers continued to post strong bookings and revenue increases in the third quarter. In continental Europe, all of our websites posted strong double digit increases in gross bookings — with gross bookings growth of nearly 50%. In the quarter, ebookers as a whole increased its gross profits over 70% versus third quarter levels.

Turning to our other major international business, we continue to get excellent results from our international hotel business. We have recently rebranded the business HotelClub and have retired the Flairview name. We have two major brands, HotelClub.com and RatesToGo.com. We have two distinct models, which enables us to target customers and suppliers with different value propositions.

HotelClub is a traditional pre-paid merchant hotel business offering 33,000 hotels in 118 countries. RatesToGo is a retail hotel business which offers nearly 15,000 hotels in 46 countries. RatesToGo offers last minute hotel reservations to consumers and is appreciated by suppliers as they have more pricing flexibility. We believe, on a stand-alone basis, that HotelClub and RatesToGo combined are one of the leading online international hotel only companies.

HotelClub posted a 29% growth in bookings and a 48% growth in revenues in the third quarter as compared with the third quarter last year. We have been accelerating our investment in our international hotel business. We have significantly increased the number of hotel market managers we have around the world, particularly in Europe, where we have historically relied on content from partners and have not had the necessary depth of inventory in secondary and tertiary markets to compete aggressively. With these additional resources in place, we have already signed a substantial number of new direct hotel contracts and we are seeing the benefits of these new relationships, along with benefits from our increased investments in technology and marketing. This is a very capital efficient business model and it provides us with a lower cost vehicle for entering new markets. We’re very excited by both the growth and profitability prospects for this business and look forward to sharing more details of our global hotel expansion in the coming quarters.

Turning to our domestic business, in the Americas, as I noted up front, gross bookings grew 8% in the quarter. This came on top of 32% growth in the third quarter of last year, giving us the strongest, domestic growth over the past two years of any major online travel company. Late in the quarter, and into October, we began to see a slowing of growth in the U.S. In part, we believe this is due to overlapping this very strong growth during this period last year. Part of the slower growth we also believe is due to changes in the area of online marketing. Historically, we have been able to offset inflation in online marketing costs by moving to lower cost sources of traffic. We have been less able to do that this fall, due to a variety of factors. We do not expect this to be a permanent change and are making appropriate adjustments. The impact in the fourth quarter is that we are foregoing volume on certain streams of traffic that are not profitable. The shift will slow our top line growth in the fourth quarter. However, to the extent this traffic we are foregoing is marginally profitable or unprofitable, we expect to see limited bottom line impact.

In May, we launched a new television advertising campaign for Orbitz, highlighting our Orbitz TLC customer service experience, a communication of how our technology and employees provide service that enables our customers to stay “A Step Ahead” when they travel with Orbitz. We are pleased with the results of this campaign to date and recently rolled out several new ads with an increased hotel focus. We also rolled out the beta launch of Orbitz TLC Traveler Update in September. This tool enables travelers to provide updates on things like conditions at airports, roads and the weather. This leverages the size and strength of the Orbitz community of travelers and this type of product offering further supports the value-added service offering that Orbitz provides to our customers.

Following on the point of brand value, I thought it would be helpful to touch briefly on the topic of customer service fees as it seems to be a topic of current interest. As you know, we charge a service fee on many of our sites with the purchase of airline tickets. In exchange for that fee, we provide our customers with a set of comparison shopping tools, access to an extensive variety of inventory and a wide range of services which includes significant travel content, mobile alerts and coverage from our Orbitz TLC center. From our earliest days, we have invested in building customer service functionality on the site and in strengthening the customer service we provide in our call centers and we continue to do so. You may ask what that has to do with fees. In short, we charge a service fee because we believe we provide a superior level of customer care. Our experience over the past four years is that our customers are prepared to pay that fee in exchange for the service we provide. There have always been competitors that charge lower fees. Consumers who have been sensitive to service fees have always had the option of avoiding them by going directly to a supplier’s site. Various industry estimates suggest 50% to 55% of online consumers book directly with airline sites. These are the consumers that would be targeted with a no-fee offer from an OTA and we believe that the impact would be largely to shift volume to the online travel company site from supplier sites. The impact of competitor fee changes, which began in June, was fully reflected in our third quarter 2007 results where our air bookings increased 12% over what was a strong third quarter in 2006 when we had nearly 29% air gross bookings growth. So, while we monitor the competitive situation carefully and regularly evaluate our fees, we continue to believe our service offering supports the fees that we charge.

Before turning the call over to Marsha to review the financials, I want to describe some organizational changes in our technology and product groups. As work on our global technology platform has moved largely to the rollout and execution phase, we have concluded that our efforts will benefit from tightening integration between product and technology. Our Chief Operating Officer in our consumer business, Mike Nelson, will be managing a new organization that encompasses both our former technology and product organizations and will provide such a tightly integrated approach.

Also, we are announcing that Bahman Koohestani, our Chief Information Officer, will be leaving Orbitz. Those who know Bahman are aware of his success as an entrepreneur and we have been fortunate to have the benefit of his technology vision over the past few years, particularly as we defined and built our global platform. We wish him continued success in all of his future endeavors. Bahman will be transitioning his duties by early December to Jack Staehler. Jack was the Chief Information Officer of CheapTickets and joined Orbitz in 2004. Jack quarterbacked the migration of CheapTickets onto the Orbitz platform which put CheapTickets on the strong growth trajectory it has held since then and drove tens of millions in total synergies. With this background, he is experienced in dealing with the challenges that remain as we finalize the migration of the European businesses and plan for the U.S. migration. Jack will report to Mike Nelson. Now, Marsha Williams will review the financial results for the quarter in greater detail. Marsha?

Marsha Williams - Orbitz Worldwide, Inc. - Senior Vice President, CFO

Thank you, Steve, and thanks for joining us.

As Steve said, for the quarter, our net revenue and adjusted EBITDA were $221 million and $43 million, respectively. Our adjusted EBITDA during the third quarter of 2007 was up 23% as compared to the same period of last year. After backing out Travelbag, which we sold during the quarter, adjusted EBITDA would have increased 34%. We’re very happy with these results. On a year-to-date basis, adjusted EBITDA was $107 million for the first nine months of 2007, an increase of 32% over adjusted EBITDA in the first nine months of 2006. Adjusted EPS was $0.23 in the third quarter and was $0.55 for the year-to-date period.

In an attempt to provide more meaningful year-over-year comparisons, we calculate adjusted EBITDA consistent with the way management runs the business. In our definition, we’re trying to convey the true earnings capability of Orbitz, adjusting out the non-cash or one time items. We have provided a reconciliation between EBITDA and adjusted EBITDA in our press release. We have also provided the details regarding the performance and sale of Travelbag which occurred in July. With respect to the third quarter adjustments, I’m going to give you a little bit more detail of what is included in each major category.

The biggest adjustment was a $32 million add-back to reflect a non-cash tax valuation allowance that we took this quarter relating to ebookers. Prior to the IPO, ebookers had a deferred tax asset in the U.K. which developed over a number of years and which was offset by various deferred tax liabilities of other Travelport companies. As a result of IPO, we were required to evaluate this asset on an Orbitz stand alone basis according to FAS 109. As a result of that evaluation, we concluded that a valuation allowance was required. The $32 million non-cash charge ran through the income statement in the form of an increased tax provision this quarter. I should note that this change does not impact our tax books and that we still have NOLs on the tax books that we will be able to use when ebookers U.K. is profitable. Absent this tax issue, Orbitz was break even for the quarter.

The next adjustment to EBITDA of $3 million relates to one time costs associated with building and running two technology platforms in Europe. As we finalize the rollout of the new platform Steve discussed earlier, these duplicative costs will be eliminated. As a result, we will no longer adjust EBITDA for these costs in 2008. The remaining adjustments to EBITDA are all about $1 million each and are generally consistent with what we’ve provided in prior year periods. We’ve provided this both in the press release and in our 10-Q which we will file with the SEC tomorrow.

Turning to the numbers, net revenue in the third quarter increased 20% over the third quarter of 2006. Non-air and other revenue grew by 30% as compared to an increase in air revenue of 8%. Adjusting for both purchase accounting in the third quarter of 2006 and the sale of Travelbag in the third quarter of 2007, total revenues grew 12%. On the same basis, domestic revenues grew 7% and international revenues grew 36%, while air revenues increased 14% and non air and other revenues grew by 10%. The increase in air revenue was driven by solid growth in year-over-year air transactions, which was led by our CheapTickets brand in the U.S. and ebookers internationally. The increases in non-air and other revenue in the quarter were due to factors which included the continuation of a shift to merchant hotel bookings from retail hotel bookings, higher dynamic packaging bookings, and higher revenue from travel insurance and attractions and services. All of these businesses continued to grow strongly in the third quarter.

Our cost of revenue in the third quarter was $36 million, or about 16% of net revenue. As we said last quarter, we expect our cost of revenue to be in the 16% to 18% range during 2007. Selling, general and administrative expenses increased 5% or $8 million versus the first quarter of 2006. That increase was made up of a number of items including IPO costs and marketing costs, the latter of which increased 11% to $78 million. We had lower operating expenses in a number of other areas such as facilities and payroll which is why we were able to keep our overall expense increase to 5%. The only other item I would highlight on the third quarter income statement is interest expense of $19 million. Interest expense includes interest on our $600 million term loan, one month of interest on our former inter-company debt with Travelport and non-cash interest of approximately $4 million that accrues on our tax liability agreements with the airlines. We did not use our revolving credit line during the third quarter.

Turning to the cash flow statement; during the nine months ended September 30th, we generated $112 million from cash flow from operating activities down $42 million from last year’s level. This decrease is due primarily to $52 million of cash interest expense made during the period. We had no debt in the third quarter of 2006. The $52 million of cash interest is comprised of $43 million of interest due as a result of repaying our intercompany loan with Travelport at the time of the IPO, and $9 million that we paid to our third party lenders under our new $600 million term loan. In addition to higher interest payments we also had a receivable balance of $11 million in one of our foreign subsidiaries that did not exist last year. We expect this receivable will convert to cash in the fourth quarter, so this is largely a timing issue. Finally, we had nearly $3 million of public company costs in the third quarter that we did not incur in 2006. All of these extraordinary items more than offset the normal increase in operating cash flow expected from a growing business. We ended the quarter with $58 million of cash.

Capital expenditures for the first nine months of 2007 were $36 million. This represents a $26 million decrease from the $62 million we spent in the first nine months of 2006. We had some relatively large non-recurring expenditures in 2006 which are driving this year-over-year decline, including the headquarters’ facility move and the build out of the data infrastructure for our global platform.

That concludes my recap of our financial results and I believe Steve has some final comments. Steve?

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Thank you, Marsha. Let me close by discussing our expectations. In line with what we told you in our Q2 call in August, we remain comfortable with our long-term targets of a 9% to 12% increase in worldwide gross bookings and revenue apart from the impact on gross bookings of any material declines in airline pricing, steady modest increases in non-air mix, both as a percent of revenue and a percent of gross bookings and lastly, an improvement in annual EBITDA margins increasing to a mid-20s EBITDA margin over the next four to five years. As to the fourth quarter, we believe we are on track to meet our EBITDA expectations albeit with top line growth in the fourth quarter below our long-term benchmarks.

Finally, I would close by reiterating that Q3 was a quarter of great accomplishments for Orbitz Worldwide. We met or exceeded virtually all expectations in all metrics. We successfully completed our IPO. We successfully launched our new platform with strong top line and bottom line results and today rolled that platform into a second country, Ireland. And we’ve invested in our international hotel business, HotelClub, and are seeing good results from those investments. In short, it was a quarter where we executed against the strategies we’ve outlined and delivered strong results. That concludes our formal comments and I will turn the call back to Brian Hoyt.

Brian Hoyt - Orbitz Worldwide, Inc. - Senior Director of Corporate Communications

Thanks, Steve. At this time we would like to invite callers to ask questions. To ensure that everybody has an opportunity to ask all of their questions, we request that everyone limit themselves to one question and a follow-up at this time. Operator, please instruct callers how to get in line to ask Orbitz’s management questions at this time.

QUESTION AND ANSWER

Operator

Thank you. We would now begin the question and answer session. (OPERATOR INSTRUCTIONS) Our first question comes from Doug Anmuth; please state your company name.

Doug Anmuth - Lehman Brothers - Analyst

Thanks. Doug Anmuth from Lehman Brothers. Two questions, first, Steve, can you talk about the tripling of the hotel inventory in the U.K. during 3Q?  Can you talk about how big of an impact that had on numbers in terms of performance and secondly, could you provide more color on the shift that you’re seeing now in 4Q from less profitable marketing sources? Thank you.

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Sure, Doug. On the hotel inventory, part of rolling out the global platform was opening up our full global hotel inventories to our European markets and making that inventory available. We do feel like that is a material part of the acceleration in hotel growth year-over-year, but we also think an improved booking path and the additional content we’re providing in terms of photos and other capabilities is a piece of that. In terms of the shift in marketing sources, again, we historically have found that we can offset inflation in online marketing by shifting to lower cost sources. We have seen some things in the fall that have prevented us from doing that at those historic levels. We don’t think that’s a permanent change. I think we’ve heard other people say they see online marketing costs accelerating as well and we expect to make changes to get that back where we want it.

Operator

Our next question comes from Imran Khan. Your line is open; please state your company name.

Imran Khan - JP Morgan Chase & Company - Analyst

Yes, from JPMorgan. Thanks for taking my questions. Two questions, first, I was wondering if you could give us some color about what kind of profitability is trending in the international market compared to your U.S. market, and secondly, Steve, you talked about the booking fee and the value added service it provides, which I tend to agree, but for analysis purposes what percent of your revenue is booking fee and how does that impact your profitability if you have to drop the booking fee? Thanks.

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Sure, on the profitability trends what we’ve said in the past and we still feel the same today, is that as we roll the global platform out, and grow our international hotel business, we will move margins in our international businesses to very near levels in the U.S. and that we’ll move our overall EBITDA margins over the next four to five years to mid-20s levels. That’s about as much clarity as I want to give on the pieces and the specifics and the pieces in our international business.

On the booking fee, again, we feel like we provide a clear value with what we offer. We don’t see an economic basis for those fees to be reduced. In terms of how you might think about the total dollars, we — our U.S. volumes are probably consistent or similar to our largest competitor. They would probably have more air volume than we would internationally, and you can use that to benchmark your thoughts on the overall fee exposure.

Marsha Williams - Orbitz Worldwide, Inc. - Senior Vice President, CFO

If I may just also jump in. You know, I think as Steve mentioned earlier, we did see an increase at ebookers in the third quarter in their gross profits of about 70%. So we’re very comfortable with the profitability and growth that we’re seeing at ebookers. At HotelClub we also had very strong growth in revenues in the third quarter and much of that is flowing down to the bottom line as well. So, I think it’s safe to say we’re seeing strong profitability growth in both of our major international businesses.

Operator

Our next question comes from Chris Gutek. Your line is open; please state your company name.

Chris Gutek - Morgan Stanley - Analyst

Yes, hi, Morgan Stanley. I guess I am a little confused on the mix of bookings. On a comparable basis, the mix is shifting in Q3 away from the non-air towards the air and certainly that’s contrary to the long-term direction where bookings should be going. I would assume going into Q4, the progress with the European hotel bookings mix should improve on the international side, but what are you expecting for the overall mix of bookings and in particular what can you do, if anything, domestically to drive a more attractive mix of bookings towards non-air in the next couple of quarters?

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Sure, Chris. Clearly our intent is to continue to drive our non-air mix as we’ve stated on many occasions. And part of what we’re seeing in the change in the online traffic area is relatively higher increase to the cost of hotel traffic. A large reason why you see us not growing that faster is that we have pulled away from unprofitable traffic. The largest piece of that would be in the hotel space. We don’t see that as anything that will impact our ability to drive our mix longer term. It’s specific to the U.S. We’re having very good success in all of our international markets, driving our hotel business there. We expect to work through these changes in the online marketplace and get the shift in growth back to non-air.

Operator

Our next question comes from Michael Millman. Your line is open. Please state your company name.

Michael Millman - Soleil-Millman Research - Analyst

The name of the company is Soleil Securities. So, following up, I wasn’t sure if you said that in late September and October in the U.S. you were seeing a decline or a softening of the market or if you were seeing an increase — I assume you weren’t specific — increased cost in marketing or advertising or search advertising. So maybe you could give us some better color on that and also in Europe, you said you’ve had a group merchant or switched from agent to merchant and, which seems to be contrary to what certainly Priceline has done and the direction Expedia is going, and maybe you could discuss that and give us some idea as to what the revenue bookings ratio is for your merchant in Europe and is for your non-merchant in Europe.

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Sure, Michael. What I was saying to your first question is that we saw some softening going into the end of Q3 and into October and we attributed that in our comments to two things, one, lagging very strong performance last year and second, changes in the online marketing space that were increasing costs and unlike our historic ability to offset that, we had somewhat less ability to offset that this fall. We don’t expect that to be a permanent change and we’re putting changes in place to make that happen. So those comments were linked but — in that manner.

As far as Europe, I don’t recall specifically saying we’re switching from merchant to agency. We have two different models at Flairview. I’m sorry, HotelClub. HotelClub is a merchant model site. RatesToGo is a retail model site. Ebookers sells a mix of inventory that could be either merchant or retail. So we participate in both models. The biggest change we’ve seen in the marketplace in Europe is that it appears many of the agency sites have rapidly expanded their margins over the last few years. So this is, you’ve heard other people comment as well, what’s narrowed the difference between the agency and the merchant model to the hotelier where the costs are no longer that different. That expansion of agency margins probably fueled some ability in emarketing, but that runway is probably over as the cost to the hotelier has converged.

Operator

Our next question comes from Anthony Noto. Please state your company name.

Jen Watson - Goldman Sachs - Analyst

This is actually Jen Watson in for Anthony Noto. Our question is, can you discuss the strategy to reaccelerate growth in 2008 when factoring in the competition, your progress to date internationally and a slower domestic consumer environment and also, if you could provide a little more detail on the strategy to work around the higher marketing costs that you saw in the quarter than you see in Q4? Thanks.

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Jen, you fit quite a bit in there. We had accelerating growth — reaccelerating growth. Can you repeat that again?

Operator

One moment, please.

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

In terms of re-accelerating growth, again, I would — not sure we need to reaccelerate growth. We had very strong growth in the quarter. We had 11% gross bookings growth overall and 31% bookings in international market. We feel we’ve delivered strong growth in the fourth quarter. In terms of the question on marketing costs, again —

Operator

One moment, please.

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

The online marketplace is very fluid and we’re managing a number of different relationships. We saw some changes in the fall. We are working through those changes and we expect to continue to drive strong growth going forward.

Brian Hoyt - Orbitz Worldwide, Inc. - Senior Director of Corporate Communications

Operator, we’ll take the next question.

Operator

Jennifer, your line is open.

Jen Watson - Goldman Sachs - Analyst

Okay, thank you very much.

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Thanks, Jennifer.

Brian Hoyt - Orbitz Worldwide, Inc. - Senior Director of Corporate Communications

Next question, operator.

Operator

Chris Gutek your line is open; please state your company name.

Chris Gutek - Morgan Stanley - Analyst

Yes, hi, Morgan Stanley. I guess this is a good segue, if you guys could follow up or just elaborate on what you’re seeing with the marketing spending (inaudible), your competitive landscape perspective and connect the dots specifically what that translates into customer acquisition costs. If you could quantify the year-over-year growth or increase that you’re seeing and what the intention or plan is to respond to that?

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Yes, in terms of the overall landscape, I don’t know that I can give you too much color on the competitive landscape other than I think we heard both competitors talk about higher marketing costs in their calls as well. I think we heard one say they’re focused on ROE and were pulling back for profitability. I don’t know that we’re seeing anything unique. In terms of responding to it, we don’t feel it’s useful to build a base of unprofitable business so we have put in place new tools in the quarter. We’re able to parse our traffic to see what is profitable and what is not and we’re making decisions not investing in traffic perceived to be unprofitable. That will be the approach we’ll take going forward as we work with our partners, as we always do, to expand the portion of traffic that’s profitable and move away from traffic that’s not.

Operator

(OPERATOR INSTRUCTIONS) Our next question comes from Michael Millman. Please state your company name.

Michael Millman - Soleil-Millman Research - Analyst

Soleil Securities. Following up, and particularly in Europe, Expedia has been, at least reducing or experimenting with reducing booking fees there and I would assume they’re the ones you really have to benchmark against. Could you talk a little bit about whether you’re seeing any impact on your business from Expedia’s elimination of some booking fees in Europe?

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Sure, Michael. We actually track that very closely. I think you saw Expedia report close to 50% growth in their businesses in continental Europe, which is right about what we’re reporting. We’re certainly watching the competition. We make sure we are price competitive in every market and we are evaluating that relative to the service offering in our competitive position. Again it’s something we’re very aware of, but as you can see with 50% growth in those markets, we’re able to drive our business quite strongly.

Operator

Our next question comes from Chris Gutek. Please state your company name.

Chris Gutek - Morgan Stanley - Analyst

Yes, hi, Morgan Stanley. One more question. Given how the stock has performed I’m curious to know if the company has the financial ability to buy back stock and if so if that is something that’s been discussed at the board level?

Marsha Williams - Orbitz Worldwide, Inc. - Senior Vice President, CFO

This is Marsha. It’s certainly something we have looked at. It is something that we’ll need to take into consideration and one of the things that we’ve been assessing is what our opportunities are for the free cash flow that we’ll be generating. Obviously, stock buy-back is one that we could easily pursue. We’ve also looked at some acquisitions. I think as the rest of the year plays out, we will be making some decisions, but obviously that’s something that looks certainly more attractive now than it did when we talked to you last quarter.

Operator

Our next question comes from Jake Fuller; please state your company name.

Jake Fuller - Thomas Weisel Partners - Analyst

Thomas Weisel. Good afternoon, guys. Question for you in terms of the M&A activity. Are you still active on that front? Are you looking? Have you looked internationally or perhaps at base models here in the U.S.?

Steve Barnhart - Orbitz Worldwide, Inc. - President and CEO

Hi, Jake. Yes, we’re looking constantly at what is available and nothing certainly to announce on that front but we do think there are opportunities for interesting add-ons to our businesses out there, although as Marsha pointed out, at the current price levels we certainly would want to assess that against an investment in our own stock.

Brian Hoyt - Orbitz Worldwide, Inc. - Senior Director of Corporate Communications

There’s no more questions. Thank you, everyone for joining today’s earnings call for Orbitz Worldwide and I think at this point we’ll end today’s call.

Marsha Williams - Orbitz Worldwide, Inc. - Senior Vice President, CFO

Thank you all.

Operator

Thank you, very much for participating in today’s Orbitz call. Thank you.